Exhibit 11
                              THERMO TERRATECH INC.

                        Computation of Earnings per Share


                                                      Three Months Ended
                                                  --------------------------
                                                    June 28,       June 29,
                                                        1997           1996
    ------------------------------------------------------------------------
    Computation of Primary Earnings per Share:

    Net Income (a)                               $ 1,332,000    $ 1,458,000
                                                 -----------    -----------
    Shares:
      Weighted average shares outstanding         17,645,898     17,892,427

      Add: Shares issuable from assumed
           exercise of options and warrants
           (as determined by the application
           of the treasury stock method)                   -        938,650
                                                 -----------    -----------
      Weighted average shares outstanding,
        as adjusted (b)                           17,645,898     18,831,077
                                                 -----------    -----------
    Primary Earnings per Share (a) / (b)         $       .08    $       .08
                                                 ===========    ===========